Exhibit 99.2

PROSPECT ACQUISITION CORP. PRICES INITIAL PUBLIC OFFERING

STAMFORD, CT, November 15, 2007— Prospect Acquisition Corp. (AMEX:PAX.U) (the “Company”) today announced that it has priced the initial public offering of 25,000,000 units. Each unit consists of one share of common stock and one warrant. Initially, the units will be the only security trading. The units are being sold at an offering price of $10.00 per unit, generating gross proceeds of $250,000,000 to the Company. The Company expects to close this transaction on November 20, 2007.

Prospect Acquisition Corp. is a newly organized blank check company formed for the purpose of acquiring, or acquiring control of, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, one or more businesses or assets, which we refer to as our initial business combination, in the financial services industry, which includes investment management firms.

The offering is being made only by means of a prospectus, copies of which may be obtained from Citi, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220 (tel: 718-765-6732; fax: 718-765-6734). Citi acted as the sole bookrunning manager and lead underwriter of the IPO and Ladenburg Thalmann & Co. Inc. and I-Bankers Securities, Inc. acted as co-managers.

Registration statements relating to these securities were filed and declared effective by the Securities and Exchange Commission on November 14, 2007.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Contacts:	David A. Minella, Chairman and CEO
695 East Main Street
Stamford, Connecticut 06901
Telephone: 203-363-0885